EXHIBIT 10.1

Patrick A. Norton
330 84th St., No. 4
Miami, FL  33141

July 12, 2011

Board of Directors of Harmony Metals, Inc.

Ladies and Gentlemen:

This is to confirm the terms of our agreement with respect to the repurchase of the shares of common stock of Harmony Metals, Inc., a Florida corporation (the “Company”), issued to me by the Company for a purchase price in the amount of $3,000.  In consideration of the payment of the purchase price, I shall deliver the stock certificate representing one million shares of common stock of the Company issued to me (the “Shares”) in proper form for transfer to the Company.  I represent and warrant that I have good and valid title to the Shares, free and clear of any liens, claims or encumbrances on the Shares.

This letter embodies the entire agreement and understanding between us with respect to the subject matter of this letter and supersedes all prior discussions, understandings and agreements relating to the Shares and the subject matter of this letter.  This terms of this letter shall not be altered or amended except by an instrument in writing signed by both of us and shall be governed by and construed in accordance with the laws of Florida.

Please countersign this letter in the space provided below.

Sincerely,

/s/ Patrick A. Norton
     Patrick A. Norton

Acknowledged and agreed to this
12th day of July, 2011:

HARMONY METALS, INC.

By:  /s/ Olivia G. Ruiz
Name:   Olivia G. Ruiz
Title:      Chief Executive Officer and President